SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                  SCHEDULE 13G




                   Under the Securities Exchange Act of 1934
                               (Amendment No. 19)*


                          Longs Drug Stores Corporation
                    ---------------------------------------
                                (Name of Issuer)

                                  Common Stock
                    ---------------------------------------
                         (Title of Class of Securities)

                                   543162101
                    ---------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 543162101           13G            Page 2 of 5 Pages


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   1.  NAME OF REPORTING PERSON(s))
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(s))


       Plans Policy Committee of
       Longs Drug Stores California, Inc.
       Employee Profit Sharing Plan #94-1059121

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   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Not Applicable
                                                          (a) [ ]
                                                          (b) [ ]

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   3. SEC USE ONLY



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   4. CITIZENSHIP OR PLACE OF ORGANIZATION

      USA


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   NUMBER OF        5.   SOLE VOTING POWER                  -0-
     SHARES
   BENEFICIALLY     --------------------------------------------------------
     OWNED BY       6.   SHARED VOTING POWER                -0-
       EACH
    REPORTING       --------------------------------------------------------
      PERSON        7.   SOLE DISPOSITIVE POWER             -0-
       WITH
                    --------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER                  7,152,316


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   9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


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   10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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   11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       18.30%

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   12. TYPE OF REPORTING PERSON*

       IN

---------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              13G            Page 3 of 5 Pages



Item 1.  (a)  Name of Issuer:
                                             Longs Drug Stores Corporation
              -------------------------------------------------------------
         (b)  Address of Issuer's Principal Executive Offices:
                                            P.O. Box 5222
                                            Walnut Creek, California 94596
              -------------------------------------------------------------
Item 2.  (a)  Name of Person Filing:
                                            Plans Policy Committee of
                                            Longs Drug Stores California, Inc.
                                            Employee Profit Sharing Plan
              -------------------------------------------------------------
         (b)  Address of Principal Business Office, or if None, Residence:
                                            P.O. Box 5222
                                            Walnut Creek, California 94596
              -------------------------------------------------------------
         (c)  Citizenship:
                                            U.S.A.
              -------------------------------------------------------------
         (d)  Title of Class of Securities:
                                            Common Stock
              -------------------------------------------------------------
         (e) CUSIP Number:
                                            543162101
              -------------------------------------------------------------

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)  [ ] Broker or Dealer registered under Section 15 of the Act,

         (b)  [ ] Bank as defined in Section 3(a)(6) of the Act,

         (c)  [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

         (d) [ ] Investment Company registered under Section 8 of the Investment Company Act,

         (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

         (f) [x] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(ii)(F); see Item 7,

         (g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)(1)(ii)(G); see Item 7,

         (h)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H).

                              13G            Page 4 of 5 Pages


Item 4.  Ownership.

         If more than five percent of the class is owned, indicate:

         (a) Amount Beneficially Owned:                           7,152,316
                                      -------------------------------------,

         (b) Percent of Class:                                        18.30%
                             ----------------------------------------------,

         (c) Number of shares as to which such person has:

               (i) Sole power to vote or to direct the vote         -0-
                                                          -----------------,

               (ii) Shared power to vote or to direct the vote      -0-
                                                             --------------,

               (iii) Sole power to dispose or to direct the disposition of
                                                                    -0-
                     ------------------------------------------------------,

               (iv) Shared power to dispose or to direct the disposition of
                                                                  7, 152,316
                    -------------------------------------------------------,

Item 5. Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More Than Five Percent on Behalf of Another Person.
                                                                 Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.
                                                                 Not Applicable

Item 8. Identification and Classification of Members of the Group.
                                                                 Not Applicable

Item 9. Notice of Dissolution of Group.                          Not Applicable

Item 10. Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

    The filing of this schedule shall not be construed as an admission that the reporting person is the beneficial owner of the following securities: 7,152,316 shares held by the Plan for Plan participants.

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:               February 1, 2000

Signature:           James L. Famini
                     ---------------------------------
                     Chairman, Plans Policy Committee
                     Longs Drug Stores California, Inc
                     Employee Profit Sharing Plan